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PEDIATRIX MEDICAL GROUP, INC.
STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
EXHIBIT 11.1

                                                                   YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------
                                                      1994                  1995                1996
                                                -----------------      -----------------     -----------------

Income applicable to common stock:

Net income..............................            $5,407,268             $6,712,500        $13,119,849

Less:  preferred stock dividends........            (1,296,065)            (1,039,911)             --
                                                -----------------      ----------------      -----------------
Income applicable to common stock.......            $4,111,203             $5,672,589        $13,119,849
                                                =================      ================      =================
   Weighted average number of common
    and common share equivalents
    outstanding:

Primary:
   Weighted average of common
    shares outstanding..................             6,272,456              8,092,448         13,805,671

   Weighted average of dilutive common
    share equivalents...................               580,609                680,568            729,302
                                                ----------------       ----------------       ----------------
   Weighted average number of common
    and common share equivalents
    outstanding for primary earnings
    per share...........................
                                                     6,853,065              8,773,016         14,534,973
                                                =================      ================       ================
Fully diluted:
   Weighted average of common shares
    outstanding.........................             6,272,456              8,092,448         13,805,671

   Weighted average of dilutive common
    share equivalents...................             5,157,563              4,123,219            749,663
                                                -----------------      ----------------       ----------------
   Weighted average number of common and
    common share equivalents outstanding
    for fully dilutive earnings per share
                                                    11,430,019             12,215,667         14,555,334
                                                =================      ================       ================
Net income per share:

 Primary................................                $0.60                  $0.65               $0.90
                                                =================      ================       ================
 Fully diluted..........................                $0.47                  $0.55               $0.90
                                                =================      ================       ================
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